UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 2, 2016

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-10934	39-1715850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 LOUISIANA, SUITE 3300, HOUSTON, TEXAS 77002

(Address of Principal Executive Offices) (Zip Code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 2, 2016, Enbridge Energy Partners, L.P. (“EEP”) announced that it and Marathon Petroleum Corporation (“Marathon Petroleum”), had entered into an agreement to form a new joint venture, which in turn has entered into an agreement to acquire a 49 percent equity interest in the holding company that owns 75 percent of the Bakken Pipeline System (“Bakken Pipeline”), which consists of the Dakota Access Pipeline and the Energy Transfer Crude Oil Pipeline projects, from an affiliate of Energy Transfer Partners, L.P. and Sunoco Logistics Partners L.P. Under that arrangement, EEP and Marathon Petroleum would indirectly hold 75 percent and 25 percent, respectively, of the joint venture’s 49 percent interest in the holding company of Bakken Pipeline. The purchase price of EEP’s effective 27.6 percent interest in the Bakken Pipeline is $1.5 billion. Closing of the transaction is subject to certain conditions, and is expected to occur in the third quarter of 2016.

Limited Liability Company Agreement

On August 2, 2016, Enbridge Holdings (DakTex) L.L.C. (“DakTex”), a subsidiary of EEP, and MPL Investment LLC (“MPL”), an affiliate of Marathon Petroleum, entered into the Limited Liability Company Agreement of MarEn Bakken Company LLC (“MarEn”), to, among other things, hold a 49 percent interest in Bakken Pipeline Investments LLC (“BPI”) upon completion of the transaction discussed in this report. DakTex owns 75 percent of MarEn, with MPL owning the remaining 25 percent.

Each party will appoint one representative to the management committee of MarEn, and except as otherwise provided in the Limited Liability Company Agreement, all actions to be taken on behalf of MarEn are subject to a unanimous vote of the management committee. At the closing of the transactions discussed in this report, MarEn will appoint one of its two managers as MarEn’s representative on the BPI board of directors (the “Designated Director”). The initial Designated Director will be appointed by DakTex and serve for a period of two years from August 2, 2016. Following the expiration of the initial Designated Director’s term, MPL will have the right to appoint the next Designated Director for a two-year term. EEP and Marathon Petroleum will each provide, in accordance with each’s proportionate obligation for the purchase of the 49 percent interest in BPI, a parent guarantee to MarEn to assure payment of all obligations of the respective members of MarEn.

From time to time, additional capital contributions may be required of the members of MarEn, including to fund the closing of the transaction contemplated by the MIPA (defined below) and to fund any future contributions required to be made by MarEn pursuant to the LLC Agreement (defined below). All such additional capital contributions will be made by the members in proportion to their respective percentage interests.

All available cash is required to be distributed to the members of MarEn in accordance with their respective ownership interests. Distributions of available cash, if any, will generally be made at least quarterly, as determined by the management committee.

Membership Interest Purchase Agreement

Also on August 2, 2016, MarEn entered into a Membership Interest Purchase Agreement (“MIPA”) with Bakken Holdings Company LLC (“Bakken Holdings”) to, among other things, acquire 49 percent of the issued and outstanding membership interests in BPI for cash consideration of $2.0 billion. The MIPA contains customary representations and warranties of the parties and the parties have customary indemnification obligations. The acquisition by MarEn of the interest in BPI is expected to close during the third quarter of 2016, subject to customary closing conditions, including customary operating restrictions between execution and closing. Upon closing of the transaction, MarEn and Bakken Holdings will execute an Amended and Restated Limited Liability Company Agreement of BPI (“LLC Agreement”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P. (Registrant)

	By:	Enbridge Energy Management, L.L.C.
as delegate of Enbridge Energy Company, Inc., its General Partner

Date: August 8, 2016	By:	/s/ CHRIS KAITSON
Chris Kaitson Vice President – Law and Assistant Corporate Secretary (Duly Authorized Officer)